Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the United Airlines Pilot Directed Account Plan and the United Airlines Flight Attendant 401(k) Plan of our reports dated February 25, 2013, with respect to the consolidated financial statements and schedule of United Continental Holdings, Inc. and the effectiveness of internal control over financial reporting of United Continental Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, and included in its April 25, 2013 Current Report (Form 8-K), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois October 24, 2013